Exhibit 10.44

MANUFACTURING AGREEMENT

Agreement made as of this 22nd day of April, 1998 between Mannatech, a Texas corporation, with its principal place of business at 600 S. Royal Lane, #200, Coppell, TX 75019 (the “Buyer”) and NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation, with its principal place of business located at 1185 Linda Vista Drive, San Marcos, California 92069 (the “Seller”).

1. Specifications and Development

(a) Manufacturing Specifications. Seller shall manufacture, produce and bulk package for Buyer the nutritional products described on Exhibit A which is attached hereto and incorporated herein (the “Products”). The detailed formulations and specifications for the manufacturing, producing and packaging of the Products are described on Exhibit B attached hereto and incorporated herein (“the Standards”). The parties may, from time to time amend Exhibits A and B to modify or change same by mutual agreement.

2. Seller’s Representation, Warranties and Covenants.

(a) Seller expressly warrants that all Products sold hereunder shall be of merchantable quality, free from defects in material and workmanship, fully acceptable, fit for their intended use, and to the extent legally required, approved by the Federal Food and Drug Administration, United States Department of Agriculture, or any other federal, state, or local governmental agency having jurisdiction over the Products and fit for their intended use; that all Products will be manufactured in accordance with applicable federal, state, and local laws, regulations and orders, and applicable industry standards; and that the Products shall be manufactured in conformity with the Standards. Should federal, state, local regulatory, or applicable industry requirements specify defect limits or other requirements that are more stringent than those, if any, contained in the Standards, the more stringent requirements shall prevail and apply. No Product contained in any shipment now or hereafter made to Buyer will, at the time of such shipment or delivery, be adulterated, misbranded or mislabeled within the meaning of any applicable federal, state or municipal law as such exist at the time of shipment or delivery. This warranty shall be a continuing warranty and shall be binding upon Seller with respect to all Products that Seller ships or delivers to Buyer (including Products in transit).

(b) Seller shall furnish Buyer duly executed by an officer of Seller, certificates of compliance with (I) all applicable laws, orders and regulations of the federal or any state or municipal government or agency thereof, which apply to this Agreement, (ii) the written formulations and specifications for Products on attached Exhibits A and B, and (iii) all laws and regulations which may relate to the processing and manufacturing facilities of Seller which are or will be used in the manufacture of the Products.

(c) All Products manufactured by Seller shall be manufactured, packaged, produced and labeled, and delivered in accordance with the Product Standards. Seller shall not change any Standards without Buyer’s written consent, except as in response to request by federal, state or local agencies having appropriate jurisdiction in which even Seller shall promptly notify Buyer of such change. Seller shall not alter the finished

Product packaged without obtaining the written consent of Buyer prior to any alteration which consent Buyer has no obligation to give.

(d) Seller shall maintain in full force and effect products liability insurance coverage with a policy limit of Ten Million Dollars ($10,000,000) per occurrence and Twenty Million Dollars ($20,000,000) in the aggregate consisting of at least One Million Dollars ($1,000,000) in primary coverage and the remaining Nineteen Million Dollars ($19,000,000) in an umbrella form for excess liability coverage. Deductibles are to be satisfactory to Buyer. Coverage to be on an occurrence form. Said coverage shall apply to all Products manufactured by Seller but shall not extend to or provide coverage for claims arising from any misuse of or tampering with said Products. Such insurance shall be issued by companies which are reasonably acceptable to Buyer and licensed to do business in California.

(e) Seller shall carry and maintain comprehensive general public liability insurance, including comprehensive general liability, bodily injury and property damage, worker’s compensation in statutory limits, employer’s liability and occupational disease insurance with general coverage in a form satisfactory to Buyer with a minimum policy limit of Ten Million Dollars ($10,000,000) per occurrence and Twenty Million Dollars ($20,000,000) in the aggregate.

(f) Seller shall deliver to Buyer evidence satisfactory to Buyer that Buyer has been named as an additional insured on each of the insurance policies (other than worker’s compensation) required by the terms hereof. Seller shall deliver to Buyer certificates of such insurance which stipulate that no less than thirty (30) days written notice will be given to Buyer prior to the termination or reduction of limits of coverage, except for non-payment of premium, in which case a ten (10) day notice of cancellation shall be given.

(g) It is expressly recognized and agreed that Buyer is relying on the representations and warranties of Seller contained herein and as such representations and warranties shall survive the execution and/or termination of this Agreement.

(h) Seller shall abide by the Foreign Corrupt Practices Act in respect of all of its business dealings effectuated outside of the territorial boundaries of the United States of America, whether in pursuit of the business of the Buyer or otherwise. Seller indemnifies and holds Buyer harmless from any claims made against the Buyer in any court of competent jurisdiction based upon any claim or allegation that Buyer’s liability is derivative of Seller’s violation of the Foreign Corrupt Practices Act.

3. Price; Price Increase; Billing and Payment.

(a) The price for Products, including all federal, state, and local taxes which may be imposed on the sale or manufacture of the Products, shall be in accordance with the prices set forth on Exhibit A, as amended from time to time, in accordance with the procedures set forth below. The prices set forth in Exhibit A are inclusive of shipping and handling costs to the destination within the United States specified by Buyer.

(b) Seller will maintain the price of products as set forth in Exhibit A herein for a period of one (1) year from the date of execution of this Agreement. Thereafter, Seller may increase the price of Products semi-annually, on the first of January or the first of July, of any calendar year. For any price increase to be effective, the notice of such increase shall be given by Seller to Buyer in writing at least one hundred twenty (120) days prior to the date of the intended increase, and a written accounting of any increase or decrease in Seller’s cost to produce any Product shall be given by Seller to Buyer at least sixty (60) days prior to the date of the intended increase.

(c) Seller shall invoice Buyer upon shipment of Products, and Buyer shall pay the invoice price for such Products within thirty (30) days of receipt of such invoice by Buyer, except for any Products rejected by Buyer for failure to conform with the terms of the Agreement, as set forth in paragraphs 6 and 8 below. In the event any Products are required to be recalled or upon a credit by Buyer to a customer pursuant to Section 13 below, a credit for such Products, in addition to a credit for any transportation costs or other costs related thereto, shall be given to Buyer. Further, Buyer shall receive a one percent (1%) discount for payments made on or before the tenth (10th) day after receipt of such invoice by Buyer.

4. Delivery; Inspection on Arrival at Buyer’s Location. Seller shall deliver all Products to Buyer at the location designated by Buyer, and upon delivery Buyer shall bear the risk of any loss, deterioration or damage, provided, however, that Buyer shall have fifteen (15) days after receipt of the Products to give written notice to Seller of any claim, arising out of an observable patent defect, that the Products do not conform with the terms of the Agreement. Notwithstanding the foregoing, the failure to inspect shall not be deemed a waiver of any of Buyer’s rights hereunder at law or equity, and nothing contained herein shall limit Buyer’s rights to reject all or a portion of the products shipped if said Products are not in the condition required by the terms of this Agreement.

5. Storage Facilities. Identification of the Products to the Agreement shall occur when Seller places the Products in its storage facilities. All such stored Products shall be held for delivery to Buyer in accordance with the Agreement. To the extent that Seller pledges its inventory or assets in connection with any financing arrangement that Seller may enter into, or otherwise, such financing arrangements shall provide that the Products shall be held exclusively for the benefit of Buyer pursuant to the terms of this Agreement and shall be delivered to Buyer in accordance with the Agreement free of any and all liens and encumbrances.

6. Nondelivery; Rejection of Products; Partial Acceptance. If Seller fails to make timely delivery or if Buyer, for reasons set forth and specified herein, rejects all or any portion of the Products ordered and shipped, Buyer may cancel the order and recover the price paid for said rejected Products. On a rejection pursuant to this Agreement, Seller grants to Buyer a security interest in Products in its possession or control for any payments made on their price and any expenses reasonably incurred in their inspection receipt, transportation, care, and custody. If Buyer rejects any portion of any shipment of Products, the portion rejected shall be returned within forty-five (45) days.

7. Seller’s Breach; Indemnity.

(a) Buyer shall give Seller written notice of any breach of representation warranty, covenant, or agreement promptly after Buyer’s discovery thereof.

(b) Seller shall defend, indemnify and hold Buyer, its officers, directors, employees, agents, representatives, successors and assigns, harmless from and against (i) any and all claims howsoever arising, whether sounding in tort, contract, warranty, or otherwise, and all losses, liabilities, damages and all reasonable expenses, including without limitation attorney’s fees and court costs, arising after the date hereof and resulting from or arising out of the manufacture, production, bottling or packaging of Products delivered hereunder or arising out of or resulting from an individual’s ingestion of any Product manufactured, produced, bottled or packaged by Seller or in connection with Seller’s performance hereunder or resulting from an alleged breach by Seller of any representation, warranty or covenant set forth in this Agreement and (ii) the actual withdrawal and recall costs and expenses and any incidental and consequential damages incurred by Buyer either due to Seller’s manufacture, production, packaging, or bottling of Products, or if a recall of manufactured Products is ordered, recommended or agreed upon by a court of competent jurisdiction or governmental agency, or due to any statement or representation on the Product packaging (whether true or untrue).

8. Representations of Quality of Essence of Agreement. The Seller’s representations and warranties of the quality and conformity of all Products to the Standards shall be an essential condition of the Agreement, and any noncompliance therewith shall give Buyer, in addition to any other rights and remedies of Buyer, and not in lieu thereof, the right to reject any of the Products and/or to repudiate and terminate the Agreement.

9. Assignment. Seller may not assign its rights or delegate its obligations under this Agreement without the prior written consent of Buyer. Buyer shall have the right to assign its rights and/or to delegate its obligations under this Agreement.

10. Time is of the Essence. All of the provisions hereof regarding the time within which Seller must deliver the Products to Buyer are of the essence.

11. Term; Termination.

(a) The term of this Agreement shall be for a period of two (2) years, commencing the date of execution hereof, and ending two years thereafter and shall automatically be extended for successive one (1) year periods thereafter unless earlier terminated pursuant to the terms and conditions of this Agreement or by either party on written notice at least sixty (60) days prior to the expiration of the then current term.

(b) Either party shall have the right to terminate this Agreement at any time for “Cause”, by giving written notice to the other party not less than twenty (20) days prior to the effective date of such termination. On and after the effective date of such termination, neither party shall, except as otherwise set forth in this Agreement, have any further obligation with respect to the Products.

(c) In the event of the expiration or termination of this Agreement, Seller shall, unless instructed to the contrary by Buyer, continue to manufacture, produce, package and deliver to Buyer all Products which are the subject of an order received by Seller prior to the effective termination date. Buyer shall pay the purchase price for any such Products under the terms and conditions hereof in addition to any amounts owed for previously accepted Products under the Terms and Conditions hereof.

(d) “Cause” shall include the following:

i)	a breach of any of the representations, warranties or covenants or agreements of a party under this Agreement;

ii)	if a party (A) shall file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement of any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, as now constituted or hereafter amended which shall remain in effect undismissed for more than ninety (90) days after filing, (B) shall make an assignment for the benefit of its creditors, or (C) shall consent to the appointment of a custodian, receiver, trustee, or other officer with similar powers over it or any substantial part of its property.

12. Seller’s Good-Faith Money Back Guarantee. Seller shall provide credit for Buyer’s Product Cost (invoice cost from Seller to Buyer) for any returned Products under Buyer’s 100% Satisfaction Guaranteed Provision. Said credit will be issued immediately upon receipt by Seller of suitable Buyer’s evidence of credit to its customer.

13. Miscellaneous Provisions. This agreement constitutes the sole and entire Agreement between the parties hereto with regard to the subject matter hereof. All notices and other communications under this Agreement shall be in writing, and shall be deemed to have been both given and received when delivered to the party in person or, if mailed, three (3) business days after being deposited in the U.S. Mails, by certified mail, postage prepaid, with return receipt requested, or with a nationally recognized overnight delivery service, to the party, by notice to the other, may designate from time to time. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California without regard to principles of conflicts of laws. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and all expenses incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Each and every modification and amendment of this Agreement must be in writing and signed by all of the parties hereto. Each and every waiver of any covenant, representation, warranty or other provision of this Agreement must be in writing and signed by each party whose interests are adversely affected by such waiver. No waiver granted in any one instance shall be construed as a continuing waiver applicable in any other instance. All remedies conferred herein, and all remedies now or hereafter available at law or equity, shall be deemed to be cumulative and not alternative, and may be enforced concurrently or successively.

14. Formulas.

(a) Seller acknowledges and agrees that the specifications and formulae for the Products are proprietary and confidential information owned by Buyer, and Seller disclaims any and all interest in such specifications and formulae, including without limitation, any modifications or improvements made by Seller thereto (the “Confidential Information”). Seller shall not during the term of this Agreement, or subsequent to the expiration or termination (for any reason) of this Agreement, use or disclose, other than in performing Seller’s obligations pursuant to this Agreement, any Confidential Information to any person not authorized by Buyer to receive such Confidential Information, without the prior written consent of Buyer.

(b) Inspections - Buyer and its agents shall have the right to inspect Seller’s manufacturing, production, bottling and packaging operations at any time during normal business hours and upon reasonable notice. Seller will cooperate in any such inspection and will make available information and assistance as may be requested by Buyer.

(c) Representations and Warranties - Seller represents and warrants that the manufacture, production, bottling and packaging of the Products meet the requirements of all federal and state laws and regulations, and Seller agrees to save Buyer harmless from and indemnify it against any losses, claims, damages, expenses and costs incurred by Buyer arising from or related to a breach of the foregoing representation and warranty, including Buyer’s reasonable attorneys fees.

Recognizing the confidentiality of the information relating to the Products which will be exchanged by Buyer and Seller, the parties have duly executed this Agreement with the express statement that all formulations remain confidential by Seller.

Notices to Mannatech, Inc. (“Buyer”) shall be sent as follows:

Mannatech, Inc.

Attention: Charles E. Fioretti

600 S. Royal Lane, Suite 200

Coppell TX 75019

Notices to Natural Alternatives International (“Seller”) shall be sent as follows:

Natural Alternatives International

Attention: William P. Spencer, President

1185 Linda Vista Drive

San Marcos CA 92069

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/ Will Spencer
Its:	President

MANNATECH, INC

By:	/s/ Anthony E. Carale
Its:	COO